Value Line, Inc.
220 East 42nd Street
New York, NY 10017

For Immediate Release	Contact:	William McBride
September 11, 2009		Kreab Gavin Anderson
NEWS RELEASE		(212) 515-1970

Value Line, Inc. Announces First Quarter Results
and Establishes Reserve for SEC Settlement Offer

NEW YORK, September 11 /PRNewswire-FirstCall/ -- (Nasdaq: VALU - News)

New York, NASDAQ – (VALU) Value Line, Inc., a leading New York based publishing and investment management company, reported results for its fiscal quarter ended July 31, 2009. For the three months ended July 31, 2009 the Company's net loss of $31,580,000 or $3.16 per share was $36,642,000 below net income of $5,062,000 or $0.51 per share for the three months ended July 31, 2008. Operating loss of $42,786,000 for the three months ended July 31, 2009 was $50,251,000 below operating income of $7,465,000 last fiscal year. Shareholders' equity of $47,313,000 at July 31, 2009 was 46.1% lower than shareholders' equity of $87,711,000 at July 31, 2008.

These results reflect the Company’s decision to establish an approximately $48 million reserve because of an offer it has made to settle a previously disclosed SEC investigation begun in 2005.  The settlement offer, in which Value Line neither admits nor denies the investigation’s findings, relates to commissions paid by nine Value Line equity mutual funds to an affiliated brokerage subsidiary from 1986 through November 2004.  The settlement offer will not be effective unless approved by the Securities and Exchange Commission and no assurance can be given that such approval will be obtained.

The settlement offer seeks to avoid costly and protracted litigation.

Terms of the settlement offer call for Value Line to pay approximately $43.7 million of the reserve into a Fair Fund to reimburse shareholders who owned shares in the affected mutual funds in the period covered by the settlement.  In addition, under the settlement offer, the CEO and former CCO would be barred from serving as an officer or director of a public company and from association with an investment adviser, broker-dealer or registered investment company subject, in the case of the CEO, to a limited exception from the associational bar for a period of one year from the entry of the settlement Order to enable steps to be taken that will terminate her association with the Value Line mutual funds, asset management and distribution businesses. Howard A. Brecher, Chief Legal Officer of the Company, would become the Acting Chairman and Acting Chief Executive Officer after entry of a settlement order. He has been on the Board of Directors for 17 years and is deeply knowledgeable about all our businesses.  Mr. Brecher is a graduate of Harvard University, Harvard Business School and Harvard Law School.  He also holds a Master’s Degree in tax law from New York University.

Value Line, which previously reported the investigation in public filings dating from back to 2005, has restructured its investment management subsidiary and brokerage relationships and is confident that they conform to applicable regulatory requirements.  Value Line management ended the mutual funds’ use of the affiliated brokerage in 2004.

Value Line, Inc. is a leading New York based publishing and investment management company. The Company believes The Value Line Investment Survey is one of the most widely read independent investment publications. Value Line also produces and publishes other proprietary investment periodicals in both print and electronic formats. The Company has copyright data, which it distributes under copyright agreements for fees including certain proprietary ranking system information and other proprietary information used in third party products, and provides investment management services to the Value Line family of no-load mutual funds and institutional and individual portfolios.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This report contains statements that are predictive in nature, depend upon or refer to future events or conditions (including certain projections and business trends) accompanied by such phrases as “believe”, “estimate”, “expect”, “anticipate”, “will”, “intend” and other similar or negative expressions, that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the following:
•	dependence on key personnel;
•	maintaining revenue from subscriptions for the Company’s products;
•	protection of intellectual property rights;
•	changes in market and economic conditions;
•	fluctuations in the Company’s assets under management due to broadly based changes in the values of equity and debt securities, redemptions by investors and other factors;
•	dependence on Value Line Funds for investment management and related fees;
•	competition in the fields of publishing, copyright data and investment management;
•	the impact of government regulation on the Company’s business and the uncertainties of litigation and regulatory proceedings;
•	terrorist attacks; and
•
other risks and uncertainties, including but not limited to the risks described in Item 1A, “Risk Factors” of the Company’s Annual report on Form 10-K for the year ended April 30, 2009, and other risks and uncertainties from time to time.

Any forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.